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                                                                    EXHIBIT 99.1

 IXC and Electric Lightwave Extend Networks Through $178 million Fiber Exchange

           Agreement Enables IXC to Complete Western U.S. Fiber Ring;
              Expands ELI's Network Reach and Nationwide Presence,
                  Particularly in The Central and Eastern U.S.

AUSTIN, Texas -- April 12, 1999 -- IXC Communications Inc. (NASDAQ:IIXC) and Electric Lightwave Inc. (NASDAQ:ELIX) today announced a 20-year indefeasible right to use (IRU) fiber exchange agreement enabling both companies to extend their networks into key markets.

        The arrangement, valued at approximately $178 million, is comprised of about 2,800 route miles of fiber, maintenance and collocation space to be exchanged between the two companies.

        According to the terms of the agreement, ELI will acquire, for approximately $101 million over 20 years, IXC's dark fiber currently being constructed from Salt Lake to Denver and Denver to Dallas and certain OC-48 to OC-192 capacity. Under the reciprocal arrangement, IXC will acquire, for approximately $77 million over 20 years, ELI's dark fiber currently in place or under construction between Seattle-Portland-San Francisco and Seattle-Spokane. In addition, both companies will lease additional segments from each other as needed.

        For IXC, the agreement helps close a fiber ring connecting Portland, Sacramento, San Francisco, Los Angeles, Las Vegas, Salt Lake City and Boise, Idaho, with an additional leg to Seattle and on to Spokane, Wash. This new SONET ring network will help to expand IXC's network to a total of 16,400 route miles by end of year 1999. In addition, closing this fiber ring provides IXC's customers in the Mid and Northwest regions of the United States with greater capacity and increased reliability.

        For Electric Lightwave, the combination of acquiring fiber and leasing capacity from IXC greatly expands its network reach, enables the company to more fully penetrate the Central and Eastern parts of the country and strengthens its position as a Tier One Internet Provider. The exchange will boost ELI's route miles to more than 7,500 by year-end 2000.

        "This strategic agreement furthers the strong connection that exists between IXC and Electric Lightwave, paving the road for future partnerships," said Mike Vent, president of IXC's network services. "It's another example of innovative and progressive communications providers helping each other to create world class network solutions."

        "We view our relationship with IXC as a long-term strategic alliance," said David Sharkey, president and chief operating officer of Electric Lightwave. "This fiber exchange substantially increases our network reach and strengthens our position as a leading nationwide provider of integrated communications solutions."

        Electric Lightwave Inc. is a leading integrated communications provider of enhanced data services, frame relay, ATM and Internet access solutions to bandwidth intensive businesses and the growing e-commerce market. The company offers long distance, data and prepaid services nationwide, with points of presence in Atlanta, Chicago, Cleveland, Dallas, Denver, Las Vegas, Los Angeles, New York, Palo Alto, Calif., Philadelphia, San Diego, San Francisco, San Jose, Calif., and Washington, D.C.

        As a full-service provider, the company offers local, long distance, videoconferencing and high-speed broadband transport via an expanding fiber optic network that interconnects major markets in the West. Headquartered in Vancouver, Wash., the company employs 1,200 and earned revenue of $101 million in 1998, up 65 percent from 1997. Electric Lightwave Inc. is on the World Wide Web at www.eli.net and http://data.eli.net.

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        IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC Communications Inc. is at the forefront of the industry's new class of emerging domestic and international carriers that include Qwest and Level 3. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. For more information, visit IXC's Web site at www.ixc-comm.com.

        Forward-Looking Information is Subject to Risk and Uncertainty: This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements should be read with the cautionary statements and important factors included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, at Item 7, "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

CONTACT: IXC Communications Inc., Austin
         IXC Media Contacts:
         Melissa Jackson, 512/231-5247
         mjackson@ixc-comm.com

         or

         Copithorne & Bellows
         Erin Hadaway, 770/392-8614
         erin.hadaway@cbpr.com

         or

         IXC Investor Contact:
         Greta Wiechman, 888/267-9478
         gwiechman@ixc-comm.com

         or

         Electric Lightwave Inc., Vancouver, Wash.
         Media Contacts:
         Susan Farmer, 360/816-4518
         susan_farmer@eli.net

         or

         Jack Hardy, 360/816-3602
         jack_hardy@eli.net

         or

         Electric Lightwave Investor Contact:
         Fletcher Chamberlin, 360/816-3996
         fletcher_chamberlin@eli.net